ADMINISTRATION AGREEMENT
                                   SCHEDULE A

     Compensation and charges of Administrative Data Management Corp. For services as Transfer Agent, Dividend Disbursing Agent and Plan Administration, and for other services under the Administration Agreement.

     General Account Maintenance          $2.00 per account
     Reports Required by
     Governmental Authorities             $1.00 per account

OUT-OF-POCKET EXPENSES: In addition to the above charges, the Fund shall be responsible for reimbursing Administrative Data Management Corp. for all out-of-pocket costs including but no limited to postage, insurance, telephone lines, forms relating to shareholders of the Fund, envelopes and other similar items, and will also reimburse Administrative Data Management Corp. for counsel fees, including fees for the preparation of the Corp. for counsel fees, including fees for the preparation of the Administration Agreement and review of prospectus and application forms, to the extent that ADM is not otherwise reimbursed.

THE ABOVE FEES AND OUT-OF-POCKET EXPENSES APPLY OT THE FOLLOWING FUNDS:

FIRST INVESTORS CASH MANAGEMENT FUND, INC. FIRST INVESTORS TAX-EXEMPT MONEY MARKET FUND, INC.